Exhibit 99.1 (Internally Prepared, Unaudited and Unreviewed)
	March 31, 2012
	Mint	Mint North	Eliminations	Consolidated
ASSETS:
Cash and cash equivalents	$271,629	$37,331	$-	$308,960
Investment in sales-type leases	27,441,517	3,845,353	-	31,286,869
Less: Unearned Income	(6,032,481)	(725,823)	-	(6,758,304)
Vehicle inventory	155,400	291,500	-	446,900
Property and equipment, net of accum. depreciation	24,616	-	-	24,616
Intra-Company Receivables	-	635,000	(635,000)	-
Deferred income taxes receivable	-	-	-	-
Total Assets	$21,860,681	$4,083,361	$(635,000)	$25,309,042

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable and acccrued liabilities	$1,325,045	$616	$(635,000)	$690,661
Credit facilities	20,384,441	2,062,162	-	22,446,602
Notes payable to related parties	1,084,500	33,500	-	1,118,000
Total Liabilities	22,793,986	2,096,278	(635,000)	24,255,264

STOCKHOLDERS'S EQUITY:
Preferred Stock Series B	2,000	-	-	2,000
Common stock	82,225	-	-	82,225
Additional paid in capital	9,404,089	43,475	-	9,447,564
Retained deficit	(10,284,228)	1,714,513	-	(8,569,715)
YTD Net Income	(137,391)	229,095	-	91,704
Total Stockholders' Equity	(933,305)	1,987,083	-	1,053,777

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:	$21,860,681	$4,083,361	$(635,000)	$25,309,041

CONSOLIDATING OPERATING STATEMENT
(Internally Prepared, Unaudited, and Unreviewed)
	For the Month Ended March 31, 2012
	Mint	Mint North	Eliminations	Consolidated
REVENUES
Sales-type leases, net	$758,624	$52,097	$-	$810,721
Associated with terminated leases	3,635	295	-	3,930
Amortization of unearned income related to sales-type leases	261,120	175,840	-	436,961
TOTAL REVENUES	1,023,379	228,232	-	1,251,612

COST OF REVENUES
New Sales-type leases, net	514,662	33,463	10,000	558,126
Associated with terminated leases	302,447	(2,186)	-	300,261

GROSS PROFIT	206,270	196,955	(10,000)	393,225

GENERAL & ADMINISTRATIVE EXPENSES	109,602	18,532	(10,000)	118,134

INCOME (LOSS) BEFORE OTHER INCOME(EXPENSES)	96,668	178,423	-	275,091

OTHER INCOME(EXPENSE)
Interest expense	(3,153)	(24,415)	-	(27,567)

TOTAL OTHER INCOME(EXPENSE)	(3,153)	(24,415)	-	(27,567)

INCOME BEFORE TAXES	93,516	154,008	-	247,524

TAX PROVISION (BENEFIT)	-	-	-	-

NET INCOME	$93,516	$154,008	$-	$247,524

EBITDA	$100,155	$178,423		$278,578

CONSOLIDATING OPERATING STATEMENT
(Internally Prepared, Unaudited, and Unreviewed)
	Quarter to Date Ended March 31, 2012
	Mint	Mint North	Eliminations	Consolidated
REVENUES
Sales-type leases, net	$1,836,689	$273,701	$-	$2,110,390
Associated with terminated leases	(11,402)	-	-	(11,402)
Amortization of unearned income related to sales-type leases	497,829	201,830	-	699,659
TOTAL REVENUES	2,323,116	475,531	-	2,798,647

COST OF REVENUES
New Sales-type leases, net	1,163,192	13,039	30,000	1,206,231
Associated with terminated leases	621,303	197,368	-	818,671

GROSS PROFIT	538,621	265,125	(30,000)	773,745

GENERAL & ADMINISTRATIVE EXPENSES	339,384	(16,205)	(30,000)	293,178

INCOME (LOSS) BEFORE OTHER INCOME(EXPENSES)	199,237	281,330	-	480,567

OTHER INCOME(EXPENSE)
Interest expense	(336,628)	(52,235)	-	(388,863)

TOTAL OTHER INCOME(EXPENSE)	(336,628)	(52,235)	-	(388,863)

INCOME BEFORE TAXES	(137,391)	229,095	-	91,704

TAX PROVISION (BENEFIT)	-	-	-	-

NET INCOME	$(137,391)	$229,095	$-	$91,704

EBITDA	$202,724	$281,330		$484,054